Exhibit 4.10

[FORM OF NOMINEE HOLDER ELECTION FORM]

The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable subscription rights (the “Rights”) to purchase shares of common stock, par value $0.01 per share (the “Common Stock”), of Vince Holding Corp. (the “Company”), pursuant to the rights offering (the “Rights Offering”) described and provided for in the Company’s prospectus dated                         , 2016 (the “Prospectus”), hereby certifies to the Company and to Broadridge Corporate Issuer Solutions, Inc., as subscription agent for the Rights Offering (the “Subscription Agent”), that (1) the undersigned has exercised, on behalf of the beneficial owners thereof (which may include the undersigned), on the terms and subject to the conditions set forth in the Prospectus, the number of Rights specified below to purchase the number of shares of Common Stock specified below pursuant to the subscription right (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Common Stock pursuant to the over-subscription right (as defined in the Prospectus), the number of shares specified below pursuant to the over-subscription right, listing separately below each such exercised subscription right and the corresponding over-subscription right (without identifying any such beneficial owner by name), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the over-subscription right, each such beneficial owner’s subscription right has been timely exercised in full.

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[Certification continues on the following page]

Provide the following information, if applicable:

Name of Nominee Holder	DTC Participant Number

By:
DTC Subscription Confirmation Numbers

Name:

Title:

Phone Number:

Fax Number:
Dated